                                                                    EXHIBIT 12


               COMPUTATIONS OF RATIO OF EARNINGS TO FIXED CHARGES
                        (In thousands, except for ratios)

                                                                                                              NINE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                           SEPTEMBER 30,
                                            -----------------------------------------------------------     ---------------------
                                              1996         1995         1994         1993        1992         1997         1996
                                            --------     --------     --------     --------    --------     --------     --------
FIXED CHARGES:
  Interest on debt .....................    $ 19,833     $ 12,071     $  3,862     $  2,594    $  3,704     $ 17,672     $ 15,652
  Dividends on convertible trust
    preferred securities ...............          --           --           --           --          --        3,649           --
  Interest element of rentals (1) ......       2,567        1,587        1,108          885         936        1,215        1,725
  Capitalized interest .................       3,683          518           --           --          --        1,014        1,040
  Amortization of debt expense .........         702          349          108           94         735          759          525
                                            --------     --------     --------     --------    --------     --------     --------
                                            $ 26,785     $ 14,525     $  5,078     $  3,573    $  5,375     $ 24,309     $ 18,942
                                            ========     ========     ========     ========    ========     ========     ========
EARNINGS:
  Net income ...........................    $ 11,229     $ 13,830     $ 14,595     $  9,667    $ 12,526     $  2,360     $ 11,704
  Provision for national income
    taxes ..............................       3,075        1,258        5,824        4,574       4,664          474        3,032
  Cumulative effect of accounting
    change .............................          --           --           --        4,394          --           --           --
  Fixed charges ........................      26,785       14,525        5,078        3,573       5,375       24,309       18,942
  Capitalized interest .................      (3,683)        (518)          --           --          --       (1,014)      (1,040)
  Minority interest in income ..........         285          472           92           --          --           66          320
  Equity in (income) losses of joint
    ventures ...........................      (4,187)      (3,877)      (2,609)          89        (179)      (3,219)      (3,969)
                                            --------     --------     --------     --------    --------     --------     --------
                                            $ 33,504     $ 25,690     $ 22,980     $ 22,297    $ 22,386     $ 22,976     $ 28,989
                                            ========     ========     ========     ========    ========     ========     ========

RATIO OF EARNINGS TO FIXED CHARGES .....         1.3          1.8          4.5          6.2         4.2          0.9          1.5
FIXED CHARGES IN EXCESS OF EARNINGS ....         $--          $--          $--          $--         $--     $  1,333          $--

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(1)      Deemed to be approximately one-third of rental expenses.